EXHIBIT 10.2

Description of Oral Contract by and Between Samuell Eads and Emerald Isle Exploration Ltd.

Samuell Eads, sole officer and director of UA Granite Corporation, a Nevada corporation (the “Company”), has agreed to loan the Company funds, however, he has no firm commitment, arrangement or legal obligation to advance or loan funds to the Company.  Mr. Eads has not agreed on any amount that may be loaned or what any of the terms of any future loan would be.  As of April 30, 2013, Mr. Eads has loaned the Company a total of $16,000, and such $16,000 has  no term, is interest-free and non-secured.